Exhibit (a)(1)(i)
OFFER TO PURCHASE
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
Offer to Purchase for Cash
Any and All Outstanding
2.50% Senior Convertible Notes due 2006
(CUSIP No. 16133RAA4, ISIN No. US16133RAA41)
The Expiration Time (that is, the time that the Offer will expire) will be at 12:01 a.m., New York City time, on September 1, 2005, unless extended or earlier terminated. Holders (as defined herein) must tender Securities (as defined below) prior to the Expiration Time to receive the Tender Offer Consideration (as defined below). Securities validly tendered may be withdrawn at any time prior to the Expiration Time, but not thereafter.
        CHARTERED SEMICONDUCTOR MANUFACTURING LTD (the “Company”) hereby offers to purchase for cash (as it may be amended from time to time, the “Offer”) any and all of its outstanding $575,000,000 aggregate original principal amount of outstanding 2.50% Senior Convertible Notes due 2006 (CUSIP No. 16133RAA4) (the “Securities”), upon the terms and subject to the conditions set forth in this Offer to Purchase (“Offer to Purchase”).
        The Offer is subject to the satisfaction of certain conditions. See “Conditions to the Offer.”
        The consideration (the “Tender Offer Consideration”) for each $1,000 original principal amount of the Securities validly tendered and not validly withdrawn at or prior to the Expiration Time, will be an amount in cash equal to $1,140.00, plus the pro rata portion of the 2.5% per year semi-annual interest payment accrued and unpaid up to, but excluding, the Settlement Date (as defined below). No tenders will be valid if submitted after the Expiration Time.
        The “Settlement Date” (that is, the date on which Holders who validly tender and do not validly withdraw their Securities will receive the Tender Offer Consideration) in respect of any Securities validly tendered (and not validly withdrawn) prior to the Expiration Time, is expected to be on a date promptly following the Expiration Time. Securities purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date, or as soon as practicable thereafter. Assuming the Settlement Date is September 2, 2005, the accreted value of the Securities as of that date will be $1,134.60 per $1,000 original principal amount of the Securities.
        Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information and Tender Agent at the contact information set forth on the last page of this Offer to Purchase.
        THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU DECIDE WHETHER OR NOT YOU SHOULD TENDER YOUR SECURITIES IN THIS OFFER, INCLUDING THE INFORMATION UNDER THE SECTION ENTITLED “SPECIAL CONSIDERATIONS” BEGINNING ON PAGE 9 OF THIS OFFER TO PURCHASE. NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AND TENDER AGENT OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF THE SECURITIES SHOULD TENDER THEIR SECURITIES PURSUANT TO THIS OFFER.
The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
The date of this Offer to Purchase is August 4, 2005

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IMPORTANT NOTICE TO HOLDERS
      Any holder or beneficial owner of Securities (“Holder”) who desires to tender Securities should either (a) request the Holder’s broker, dealer, commercial bank, trust company or other nominee (a “Custodian”) to effect the transaction or (b) tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”), through Clearstream Banking Luxembourg, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”, and together with Clearstream, the “Clearing Systems”), as applicable. Only registered Holders of Securities are entitled to tender Securities. A beneficial Holder who has Securities registered in the name of a Custodian must contact such Custodian if such beneficial Holder desires to tender Securities. See “Procedure for Tendering Securities.”
      Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to Lucid Issuer Services Limited, as Information and Tender Agent (the “Information and Tender Agent”), at the contact information set forth on the last page of this Offer to Purchase.
      Tendering Holders will not be obligated to pay brokerage fees or expenses of Goldman, Sachs & Co., as Dealer Manager (the “Dealer Manager”), the Information and Tender Agent, the Clearing Systems or DTC.
      The Company and its affiliates, including the Company’s executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Securities outside of the Offer until at least the 10th business day after the Expiration Time or the termination of the Offer. Following that time, the Company expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Offer. In addition, if the Company is allowed to redeem the Securities in accordance with the terms of the Indenture, the Company may redeem the Securities on the terms set forth in the Indenture.
      No person has been authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Securities shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information.
      The Company is solely responsible for the information included in this Offer to Purchase. None of the Company, the Trustee (as defined herein), the Information and Tender Agent or the Dealer Manager makes any representation to Holders as to whether or not they should tender their Securities pursuant to the Offer. Holders should consult their own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.
      HOLDERS SHOULD READ THIS OFFER TO PURCHASE CAREFULLY BEFORE MAKING A DECISION TO TENDER SECURITIES.

      THE OFFER IS NOT BEING MADE TO, NOR WILL THE SURRENDER OF SECURITIES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.
      Reference to “$” in this Offer to Purchase and related documents are to United States dollars, the legal currency of the United States. Reference to “S$ in this Offer to Purchase and related documents are to Singapore dollars, the legal currency of Singapore. The noon buying rate in the City of New York for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York on August 1, 2005 was S$1.6602 = $1.00.

WHERE YOU CAN FIND MORE INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “Commission”). The Company’s Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document the Company files with the Commission at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the Company’s filings at prescribed rates by writing to the Public Reference Section of the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      A copy of this Offer to Purchase and related documents are available online at http://www.lucid-is.com/ chartered and http://ir.charteredsemi.com. You may also request additional copies of this Offer to Purchase or related documents at no cost, by writing to or telephoning the Information and Tender Agent at the address and telephone number on the last page of this Offer to Purchase or the Company at the following address and telephone number:

Chartered Semiconductor Manufacturing Ltd
60 Woodlands Industrial Park D
Street 2
Singapore 738406
(65) 6362-2838

FORWARD-LOOKING STATEMENTS
      This Offer to Purchase contains forward-looking statements. These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Examples of these forward-looking statements include, without limitation, statements regarding the effect on the trading market, the market price and the price volatility of the Securities not tendered and accepted in the Offer if the Offer is consummated.
      These forward-looking statements relate to the analyses and conclusions by the Company regarding possible future prospects for the Company and the Holders. In light of the risks and uncertainties inherent in all statements regarding future events, the inclusion of forward-looking statements in this Offer to Purchase should not be regarded as a representation by the Company or any other person that such events will occur.
      The foregoing should be read in conjunction with other cautionary statements that are included elsewhere in this Offer to Purchase.

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SUMMARY
      This Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Purchase. Initially capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

Company:	Chartered Semiconductor Manufacturing Ltd, a corporation organized and existing under the laws of Singapore.

Securities:	2.50% Senior Convertible Notes due 2006 (CUSIP No. 16133RAA4, ISIN No. US16133RAA41).

Offer:	The Company hereby offers to purchase for cash any and all of the outstanding Securities, upon the terms and subject to the conditions set forth in this Offer to Purchase. Holders of Securities can elect to tender all or any portion of their Securities, provided that tenders of Securities may only be made in a minimum denomination of $1,000 original principal amount and integral multiples of $1,000 original principal amount in excess thereof.

Purpose of the Offer:	The purpose of the Offer is to acquire for cash all of the outstanding Securities and eliminate the associated interest expense.

Accreted Value of Securities as of September 2, 2005 (the expected Settlement Date):
$1,134.60 per $1,000 original principal amount of the Securities. The accreted value of the Securities, as of any date of determination, is the principal amount of the Securities together with a premium that provides to the Holders of the Securities an annual yield from April 2, 2001 to (but excluding) the date of determination of 5.25%, computed on a semi-annual internal rate of return bond equivalent basis, on the principal amount of the Securities, taking into account all interest paid on the Securities and treating as having been paid when due all interest accrued and unpaid on the Securities to the date of determination.

Tender Offer Consideration:	The Tender Offer Consideration will be an amount in cash equal to $1,140.00 per $1,000 original principal amount of the Securities validly tendered and not validly withdrawn prior to the Expiration Time Deadline, plus the pro rata portion of the 2.5% per year semi-annual interest payment accrued and unpaid up to, but excluding, the Settlement Date on the basis of a 360-day year of twelve 30-day months, which, assuming the Settlement Date is September 2, 2005, is equal to $10.42 per $1,000 original principal amount of the Securities.

Expiration Time:	The Offer will expire at 12:01 a.m. New York City time, on September 1, 2005, unless extended, in which case the term “Expiration Time” shall refer to such new time and date, or unless earlier terminated. If extended, the Company will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time setting forth a new time and date for the Expiration Time.

Source of Funds:	On August 3, 2005, the Company completed a U.S. public offering of $375,000,000 of 5.75% senior notes due 2010 and $250,000,000 of 6.375% senior notes due 2015 (the “Senior Notes Offering”). The Company intends to use the net proceeds from the Senior Notes Offering, estimated to be $611,500,000, after deducting the estimated underwriter’s discounts and expenses incurred in connection with the Senior Notes Offering, together with cash on hand, to finance the repurchase of the Securities in the Offer.

Concurrent Offering:	Concurrently with the Senior Notes Offering, the Company has agreed to issue and sell, in a private placement outside the United States in reliance on Regulation S under the U.S. Securities Act of 1933, 25,000 units consisting of 25,000 convertible redeemable preference shares and $38,919,000 of 6.00% amortizing bonds due 2010 at the aggregate issue price of $250,000,000 (the “Units Offering”). The Units Offering is scheduled to close in mid-August 2005. The Units Offering is conditioned upon, among other things, the Company’s shareholders’ approval of the issuance of the convertible redeemable preference shares and there is no assurance that it will close. The Company intends to use the net proceeds from the Units Offering for working capital and general corporate purposes.

Withdrawal Rights:	Tenders of Securities may be withdrawn at any time at or prior to the Expiration Time by following the procedures described herein. Tenders of Securities may be withdrawn if the Offer is terminated without any Securities being purchased thereunder. In the event of a termination of the Offer, the Securities tendered will be promptly returned to the tendering Holders.

Conditions to the Offer:	Consummation of the Offer is conditioned upon the satisfaction of the General Conditions (defined herein).

If the conditions to the Offer are not satisfied, the Company will not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Securities, and may terminate, extend or amend the Offer, in each event subject to Rules 13e-4 and 14e-1(c) under the Exchange Act. See “Conditions to the Offer.”

Amendment of Offer, Waiver of Conditions, Termination of Offer:
With respect to the Offer, the Company expressly reserves the right (but shall not be obligated), subject to applicable law, to (i) amend the terms of the Offer in any respect, (ii) waive any condition of the Offer and purchase all Securities that are validly tendered (and not validly withdrawn), (iii) terminate the Offer and/or (iv) extend the Offer and retain the Securities that have been tendered during the period for which the Offer is extended.

Settlement:	Securities purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date, which will be on a date promptly following the Expiration Time, provided that the conditions set forth under “Conditions to the Offer” are satisfied.

Material Tax Considerations:	For a discussion of certain U.S. federal and Singapore income tax consequences of the Offer applicable to Holders, see “Material U.S. Federal and Singapore Income Tax Consequences.”

Certain Considerations:	For a discussion of certain considerations in deciding whether to participate in the Offer, see “Special Considerations.”

Dealer Manager:	Goldman, Sachs & Co.

Information and Tender Agent:	Lucid Issuer Services Limited.

Additional Documentation; Further Information:
Additional copies of this Offer to Purchase and any other documents related to the Offer, including the indenture, dated as of April 2, 2001, between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 2, 2001, between the Company and the Trustee (as supplemented, the “Indenture”), under which the Securities were issued, may be obtained from and questions may be directed to the Information and Tender Agent.

THE COMPANY
      The Company is one of the world’s leading dedicated semiconductor foundries. It provides comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies. It focuses on providing foundry services to customers that serve high-growth, technologically advanced applications, in the communication, computer and consumer applications.
      The Company is a limited liability company incorporated in the Republic of Singapore in 1987. Its principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Its telephone number is (65) 6362-2838. Its internet address is www.charteredsemi.com. Information contained on our web site does not constitute a part of this Offer to Purchase.

PURPOSE OF THE OFFER
      The purpose of the Offer is to acquire for cash all outstanding Securities and eliminate the associated interest expense.

PROCEDURE FOR TENDERING SECURITIES
      The Trustee has informed the Company that all Custodians and Holders of the Securities hold the Securities through DTC and Clearing System accounts, as applicable, and that there are no physical Securities in non-global form. If you believe that you are holding a Security in physical form, please contact the Trustee.
      Procedures to be Followed for Tender of Securities Held Through DTC. Any Holder who desires to validly tender Securities pursuant to the Offer must ensure that an Agent’s Message (as defined below) and any other required documents, are received by the Information and Tender Agent at or prior to the Expiration Time. “Agent’s Message” means a message, transmitted by DTC to and received by the Information and Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Offer to Purchase and that the Company may enforce such agreement against such participant. In addition, a tendering Holder must ensure that tendered Securities are transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such tender, including an Agent’s Message, is received by the Information and Tender Agent at or prior to the Expiration Time.
      If a Holder holds Securities through a Custodian, only that Custodian can tender the Securities. In that case, the Holder must instruct its Custodian if it elects to tender those Securities. Such Holders should not submit such instructions directly to any of the Information and Tender Agent, the Clearing Systems, the Company, the Trustee or the Dealer Manager.
      Procedures to be Followed by Custodians for Tender of Securities Held Through DTC. The Information and Tender Agent will establish one or more ATOP accounts on behalf of the Company with respect to the Securities at DTC promptly after the date of this Offer to Purchase. ATOP allows a financial institution that is a participant in DTC’s system to make book-entry delivery of Securities by causing DTC to transfer Securities into the ATOP account. Tenders of Securities are affected through the ATOP procedures by delivery of an Agent’s Message by DTC to the Information and Tender Agent.
      Delivery through DTC of any tenders transmitted through ATOP is at the risk of the tendering holder. Delivery will be deemed made only when actually received by the Information and Tender Agent. Holders desiring to tender their Securities on the date of the Expiration Time should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on the date of the Expiration Time. Delivery of such documents to DTC does not constitute delivery to the Information and Tender Agent.
      Procedure to be Followed for Tender of Securities Held Through Euroclear and Clearstream. The valid tender of Securities by a Holder who holds Securities through Euroclear or Clearstream will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic acceptance instruction in accordance with the requirements of such Clearing System. The receipt of such electronic acceptance instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Securities in the relevant Clearing System. Notwithstanding the Holder’s valid tender of Securities, the Company will not accept any Securities for payment unless the conditions to the Offer are satisfied or waived.
      Holders of Securities who are not direct participants in Euroclear or Clearstream must contact their Custodian to arrange for their direct participant in Euroclear or Clearstream, as the case may be, to submit instructions to such Clearing System in accordance with its requirements. The Holders of Securities that are held in the name of a Custodian should contact such entity sufficiently in advance of the Expiration Time if they wish to tender their Securities, receive the Tender Offer Consideration and ensure that the Securities in the relevant Clearing System are blocked in accordance with the requirements and deadlines of such Clearing System. Such Holders should not submit such instructions directly to any of the Information and Tender Agent, the Clearing Systems, the Company, the Trustee or the Dealer Manager.

      Interpretation. All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Securities will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Securities that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender or withdrawal of Securities. Tenders or withdrawals of Securities will not be deemed to have been made until such defects or irregularities have been cured or waived. The Company’s interpretation of the terms and conditions of the Offer will be final and binding. None of the Company, the Dealer Manager, the Information and Tender Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.
      No Letter of Transmittal. There is no letter of transmittal for this Offer.
      No Guaranteed Delivery. There are no guaranteed delivery procedures provided by the Company (or any other entity making payments on behalf of the Company) in connection with the Offer. Holders must tender their Securities in accordance with the procedures set forth above. Holders of Securities that are held in the name of a Custodian must contact such Custodian sufficiently in advance of the Expiration Time if they wish to tender Securities and be eligible to receive the Tender Offer Consideration.
      Withholding Tax. Under United States federal income tax laws, the Company may be required to withhold a portion of the amount of any payments made to certain Holders pursuant to the Offer. See “Material U.S. Federal and Singapore Income Tax Consequences” below.

WITHDRAWAL OF TENDERS
      Securities validly tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time.
      Tenders of Securities may be validly withdrawn if the Offer is terminated by the Company without any Securities being purchased. If the Offer is terminated without any Securities being purchased, the Securities tendered will be promptly returned to the tendering Holders, whether or not such Holders have withdrawn such Securities.
      In order to withdraw a tender of securities held through DTC, a “Request Message” (as defined below) must be received by the Information and Tender Agent in a timely manner at its address set forth on the last page of this Offer to Purchase. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message to the Information and Tender Agent. The term “Request Message” means a message transmitted by DTC, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates.
      In order to withdraw a tender of securities held through the Clearing Systems, the Holder must submit an electronic withdrawal instruction in accordance with the requirements of the relevant Clearing System and the deadlines required by the relevant Clearing System in order to unblock the tendered Securities. Tendered Securities may not be unblocked by a Holder’s instruction unless such Holder is entitled to withdrawal rights pursuant to the terms of the Offer.
      Withdrawal of tenders of Securities may not be rescinded, and any Securities validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Validly withdrawn Securities may, however, be retendered by again following one of the procedures described in “Procedure for Tendering Securities” above at any time prior to the Expiration Time.
      If the Company is delayed in its acceptance of, purchase of, or payment for, any Securities or is unable to accept for purchase or pay for Securities for any reason, then, without prejudice to the Company’s rights hereunder, tendered Securities may remain blocked in the relevant Clearing System on behalf of the Company and may not be withdrawn (subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer).
      Withdrawals of Securities can only be accomplished in accordance with the foregoing procedures.
      All questions as to the form of documents and validity (including time of receipt) for withdrawal of tendered Securities will be determined by the Company in its sole discretion, and its determination will be final and binding. See “Procedure for Tendering Securities.”
      The Securities are convertible debt obligations of the Company and are governed by the Indenture. There are no appraisal rights or similar statutory rights available to Holders in connection with the Offer.

SPECIAL CONSIDERATIONS
      In deciding whether to participate in the Offer, you should carefully consider the following, in addition to the other information contained in this Offer to Purchase, including, but not limited to, the information described under the heading “Forward-Looking Statements.”
The trading market, the market price and price volatility of the Securities not tendered and accepted in the Offer may be adversely affected by the consummation of the Offer.
      To the extent that Securities are tendered and accepted in the Offer, the trading market for the Securities that remain outstanding after the Offer will become more limited than the current limited and sporadic trading activity of the Securities. Any debt security with a smaller outstanding principal amount available for trading, commonly referred to as the “float,” may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Securities not tendered or not purchased may be affected adversely to the extent the principal amount of Securities tendered and purchased pursuant to the Offer reduces the float of the Securities. Accordingly, the liquidity, market value and price volatility of the Securities may be adversely affected by the consummation of the Offer. After the consummation of the Offer, the Securities may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the Company’s economic performance and other factors.
      The Company cannot assure you that an active market, or that any trading market, in the Securities will exist, or give you any assurance as to the price or prices at which the Securities may trade after the consummation of the Offer. The extent of the market for outstanding Securities following consummation of the Offer will depend, among other factors, upon the number of Holders that remain at such time and the interest in maintaining a market in the Securities on the part of securities firms.
The Company may purchase Securities otherwise than pursuant to the Offer on terms that could be more favorable to Holders than the terms of the Offer.
      Whether or not the Offer is consummated, the Company or its affiliates may from time to time acquire Securities, otherwise than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration. In addition, if the Company is allowed to redeem the Securities in accordance with the terms of the Indenture, the Company may redeem the Securities on the terms set forth in the Indenture.

CONDITIONS TO THE OFFER
      Notwithstanding any other provision of the Offer to Purchase, the Company will not be required to accept for purchase, or to pay for, Securities tendered pursuant to the Offer and may terminate, extend or amend the Offer and may (subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Securities so tendered if, at or prior to the Expiration Time, any of the General Conditions shall not have been satisfied or waived by the Company.
      For purposes of the foregoing provision, all the “General Conditions” shall be deemed to be satisfied on the Expiration Time, unless any of the following shall occur on or after the date of this Offer to Purchase and at or prior to the Expiration Time:
      (i) There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates or which would or might, in the reasonable judgment of the Company, prohibit, prevent, restrict or delay consummation of the Offer;
      (ii) There shall have occurred any development which would, in the reasonable judgment of the Company, materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates;
      (iii) An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer;
      (iv) There shall have occurred or be likely to occur (a) any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay the consummation of the Offer, or (b) any Legal Event which in the reasonable judgment of the Company is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates;
      (v) The Trustee shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offer or the acceptance of, or payment for, the Securities; or
      (vi) There shall have occurred (a) any general suspension of, or limitation on prices for, trading in the United States or Singapore securities or financial markets, (b) any significant change in the price of the Securities which is adverse to the Company or any of its affiliates, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Singapore, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (f) there is (i) an outbreak or escalation of hostilities or acts of terrorism involving the United States or Singapore or declaration of a national emergency or war by the United States or Singapore or (ii) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (i) or (ii), in the Company’s sole judgment, makes it impracticable or inadvisable to proceed with the Offer, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      If the General Conditions and the other conditions set forth above in the first paragraph of this section are satisfied or waived at or prior to the Expiration Time, the Company shall accept for purchase, and pay for, any Securities validly tendered, and not validly withdrawn, prior to the Expiration Time.
      The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other condition of the Offer also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section shall be final and binding upon all Holders.

MARKET AND RECENT PRICES
      The Securities are listed on the Luxembourg Stock Exchange under the symbol “ChartSem.” However, there is no established market for the Securities and trading of the Securities has been limited and sporadic.
      The Securities are convertible into ordinary shares of the Company, or American depositary shares of the Company, each representing ten ordinary shares of the Company. The ordinary shares trade on the Singapore Exchange under the symbol “Chartered” and the American depositary shares trade on the Nasdaq National Market under the symbol “CHRT.” The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars and Singapore dollars for the Company’s ordinary shares and American depositary shares.
Quarterly high and low market prices

	Ordinary Shares
	Singapore Exchange

	High		Low

2003

Third quarter	S$	1.54	S$	0.92

Fourth quarter	S$	1.93	S$	1.44

2004

First quarter	S$	1.89	S$	1.49

Second quarter	S$	1.76	S$	1.33

Third quarter	S$	1.40	S$	1.01

Fourth quarter	S$	1.11	S$	0.92

2005

First quarter	S$	1.20	S$	0.92

Second quarter	S$	1.35	S$	0.93

Third quarter (through July 31)	S$	1.44	S$	1.27

	American Depositary Shares
	Nasdaq

	High	Low

2003

Third quarter	$9.01	$5.29

Fourth quarter	$11.00	$8.51

2004

First quarter	$11.35	$8.50

Second quarter	$10.55	$7.54

Third quarter	$8.13	$5.80

Fourth quarter	$6.65	$5.76

2005

First quarter	$7.37	$5.62

Second quarter	$8.21	$5.56

Third quarter (through July 31)	$9.01	$7.60

ACCEPTANCE FOR PAYMENT AND PAYMENT
      Upon the terms and subject to the conditions of the Offer, the Company will accept for payment all Securities that are validly tendered pursuant to such Offer (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn. For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Securities if, as and when the Company gives written notice to DTC and the Clearing Systems of its acceptance for payment of such Securities. Payment for Securities will be made by the Company in immediately available funds by deposit with DTC on the Settlement Date of the Tender Offer Consideration of such Securities accepted for purchase. It is expected that, in accordance with DTC’s standard procedures, DTC will transmit the Tender Offer Consideration in immediately available funds to each of its participant financial institutions holding the Securities accepted for purchase on behalf of the Holders for delivery to the Holders. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from DTC or the Clearing Systems to the tendering Holders. The Company expressly reserves the right, in its sole discretion and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act (which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), to delay acceptance for payment of or payment for the Securities, or to terminate the Offer and not accept for purchase Securities, if any of the conditions set forth above under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply, in whole or in part, with any applicable law.

EXTENSION, AMENDMENT AND TERMINATION
      The Company expressly reserves the right, at any time or from time to time, regardless of whether or not the conditions set forth in “Conditions to the Offer” shall have been satisfied, subject to applicable law:

•	to extend the Expiration Time and retain any Securities that have been tendered pursuant to the Offer during such extension;

•	to amend the Offer in any respect; or

•	to terminate the Offer prior to the Expiration Time therefor and return the Securities tendered pursuant thereto;
in each case by giving oral (to be promptly confirmed in writing) or written notice of such extension, amendment or termination to DTC and the Clearing Systems and by making a public announcement as described below. Any such extension or amendment will apply to all Securities tendered, regardless of when or in what order such Securities were tendered.
      There can be no assurance that the Company will exercise its right to extend the Expiration Time. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to DTC and the Luxembourg Wort (or as otherwise required by the rules and regulations of the Luxembourg Stock Exchange). In the event that the Offer is terminated, Securities tendered pursuant to the Offer will be promptly returned to the Holders thereof.
      If the Company materially changes the terms of the Offer or the information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms for the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If the Company increases or decreases the price to be paid for the Securities or decreases or increases the original principal amount of Securities the Company is seeking to purchase, then the Offer must remain open, or will be extended, until at least 10 business days from, and including, the date that notice of any such change is first published, sent or given to holders.

MATERIAL U.S. FEDERAL AND SINGAPORE INCOME TAX CONSEQUENCES
U.S. TAXATION
      The following discussion summarizes the material U.S. federal income tax consequences expected to result to a U.S. Holder (defined below) from the consummation of the Offer to Purchase. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance the IRS will agree with such statements and conclusions.
      This summary assumes the Securities are held as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a Holder’s particular circumstances or to Holders that may be subject to special tax rules, including, without limitation:

•	Holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	“U.S. Holders” whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or expatriates;

•	persons holding the Securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the Securities under the constructive sale provisions of the Code.
      If a holder is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of a partner in such partnership or member in such entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnership or other pass-through entities that hold Securities, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the Offer to Purchase and the solicitation to such Holder.
      For purposes of this discussion, a “U.S. Holder” is a Holder of Securities that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) or partnership (including any entity treated as a partnership for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996 and was treated as a domestic trust prior to such date and meets certain requirements, has elected to continue to be treated as a U.S. person.
      HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Tendering U.S. Holders
      Sales of Securities Pursuant to the Offer. Sales of the Securities by U.S. Holders pursuant to the Offer will be taxable transactions for U.S. federal income tax purposes. Subject to the discussion of the market discount rules and the passive foreign investment company rules set forth below, a U.S. Holder selling Securities pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued stated interest, which will be taxed as ordinary income) and the Holder’s adjusted tax basis in the Securities sold at the time of sale. A U.S. Holder’s adjusted tax basis in the Securities generally will equal the cost of the Securities to such U.S. Holder, increased by the amount of any original issue discount and/or any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Securities. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum rate of 15% in respect of property held for more than one year. The deductibility of capital losses is limited.
      An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased the Securities at a “market discount.” Subject to a statutory de minimis exception, the Securities have market discount if they were purchased at an amount less than their revised issue price. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Securities having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Securities were held by the U.S. Holder. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.
      In addition, if the Company is a passive foreign investment company (“PFIC”) for the current taxable year (or has been a PFIC for any previous taxable year during which a U.S. Holder held the Securities), any such gain may be treated as ordinary income and there may be certain interest charge applicable to such ordinary income. The Company would be a PFIC if during any taxable year 75% or more of its gross income consists of certain types of “passive income” or if the average value during the taxable year of the Company’s “passive assets” (generally assets generating passive income) is 50% or more of the average value of its total assets. The Company believes that based on its activities and operations thus far for the current taxable year and the expected activities and operations for the remainder of the year, it will likely not become a PFIC for the current taxable year. U.S. Holders are strongly urged to consult their advisors regarding the potential application of the PFIC rules to the Securities.
      Information Reporting and Backup Withholding. Sales of the Securities by U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to complete a Substitute Form W-9 (attached hereto as Annex A) may be subject to backup withholding at the applicable rate with respect to the receipt of consideration received pursuant to the Offer to Purchase unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number (“TIN”), certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.
Non-Tendering U.S. Holders
      A Holder who does not tender its Securities pursuant to the Offer should not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.
SINGAPORE TAXATION
      The statements below are general in nature and are based on certain aspects of current tax laws in Singapore and administrative guidelines in force as at the date of this Offer to Purchase are subject to any changes in such laws or guidelines, or the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. There can be no assurance that the Inland Revenue Authority of Singapore will agree with the statements and conclusions as to Singapore tax set forth below. The statements do not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the Securities and do not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of the Securities who are in doubt about their respective tax positions or any such tax implications of the tender or retention of their Securities or who may be subject to tax in a jurisdiction other than Singapore should consult their own professional advisers.
Tendering Holders
      A holder of Securities would recognize gain (or loss) for Singapore income tax purposes in respect of the difference between the price paid by the holder and the Tender Offer Consideration received by the holder for those Securities pursuant to the Offer. Such a gain would be taxable if it is revenue in nature and is regarded as accruing in or derived from Singapore. If the gain is considered to be capital and not revenue in nature, it will not be taxable in Singapore as there is no capital gains tax in Singapore as such. Where the gain to a holder from the sale of Securities is connected with a trade or business carried on by the holder of the Securities, the gain, if accruing in or derived from Singapore, is likely to be taxable as such gain is usually considered revenue in nature. Generally the gain will probably viewed as accruing or derived in Singapore if the trade or business is conducted in Singapore.
Non-Tendering Holders
      A holder who does not tender its Securities pursuant to the Offer should not recognize any gain or loss for Singapore income tax purposes as a result of the consummation of the Offer.

DEALER MANAGER AND INFORMATION AND TENDER AGENT
      The Company has retained Goldman, Sachs & Co. to act as Dealer Manager and Lucid Issuer Services Limited to act as Information Agent and Tender Agent. The Company has agreed to pay the Dealer Manager and the Information and Tender Agent customary fees for their services in connection with the Offer. The Company has also agreed to reimburse the Dealer Manager and the Information and Tender Agent for their out-of-pocket expenses (including, with respect to the Dealer Manager, the reasonable fees and expenses of its counsel) and to indemnify the Dealer Manager against certain liabilities, including liabilities under federal securities laws.
      The Dealer Manager and certain of its affiliates provide, and may in the future provide, certain commercial banking, financial advisory, trustee and investment banking services to the Company and its affiliates, for which they receive customary fees. The Dealer Manager is also acting as the Sole Global Coordinator, Joint Bookrunner and Joint Lead Manager for the Senior Notes Offering, and is the purchaser in the Units Offering.
      Neither the Dealer Manager nor the Information and Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Securities contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
      This Offer to Purchase and related documents are available online at http://www.lucid-is.com/chartered and http://ir.charteredsemi.com. Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information and Tender Agent at the respective telephone numbers set forth below. A Holder may also contact such Holder’s Custodian for assistance concerning the Offer.

MISCELLANEOUS
      Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the section titled “Where You Can Find More Information.”
      The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of the jurisdiction. If the Company become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, it will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders of Securities residing in such jurisdiction.

Chartered Semiconductor Manufacturing Ltd
August 4, 2005
The Information and Tender Agent for the Offer is:
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
www.lucid-is.com/chartered
Attention: Yves Theis
Tel: +44 20 7704 0880
Fax: +44 20 7067 9098
Email: chartered@lucid-is.com
The Dealer Manager for the Offer is:
Goldman, Sachs & Co.

ANNEX A
IRS Substitute Form W-9

PAYER’S NAMES — CHARTERED SEMICONDUCTOR MANUFACTURING LTD

SUBSTITUTE Form W-9 Please fill in your name and address below	Part 1 — Please provide your TIN in the box at right and certify by signing and dating below	Social Security Number OR Employer Identification Number

Name Business Name (if different from above) Address (number and street)

City, State and Zip Code
Part 2 — Certification — Under penalties of perjury. I certify that:
(1) The number on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding, and

	(3) I am a US person (including a US resident alien).	Part 3 — Awaiting TIN ☐ Part 4 — Exempt ☐

Department of the Treasury Internal Revenue Service
Certification instructions — You must cross out item (2) of Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to back up withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2) of Part 2.
Payer’s Request for Taxpayer Identification Number (TIN) and Certification	The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
	Signature	Date

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU WITH RESPECT TO SECURITIES SURRENDERED IN CONNECTION WITH THE OFFER.
YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
     I certify under penalty of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date that this form is provided, backup withholding will apply to all reportable payments made to me thereafter.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

	For this type of account:	Give the SOCIAL SECURITY number of —

1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Husband and wife (joint account)	The actual owner of the account or, if joint funds, the first individual on the account(1)
4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
5.	Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)
6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)
7.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

	For this type of account:	Give the EMPLOYER IDENTIFICATION number of —

8.	Sole proprietorship account or account of single member LLC	The owner(4)
9.	A valid trust, estate or pension trust	The legal entity(5)
10.	Corporate account or account of LLC electing corporate status on Form 8832	The corporation
11.	Religious, charitable, or educational organization account	The organization
12.	Partnership account or account of multi-member LLC (other than an LLC described in item 10)	The partnership
13.	Association, club, or other tax- exempt organization	The organization
14.	A broker or registered nominee	The broker or nominee
15.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s social security number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).
(5)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number
If you do not have a taxpayer identification number or if you do not know your number, obtain Form SS-5, Application for Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.
Payees specifically exempted from backup withholding include:

•	An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•	The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government or any political subdivision, agency or instrumentality thereof.
Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Colombia, or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940, as amended.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A foreign central bank of issue.

•	A trust exempt from tax under Section 664 or described in Section 4947.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.

•	Payments of patronage dividends where the amount received is not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.
Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART 2 OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.
Certain payments other than interest, dividends, and patronage dividends, which are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041,6041A, 6045, 6050A and 6050N.
Privacy Act Notice. — Section 6109 requires most recipients of dividend, interest, or certain other income to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.
Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
(4) Misuse of Taxpayer Identification Numbers. — If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.